Exhibit 99.1

August 11, 2008

Media Contacts:
Scott Carman	HearUSA
AARP	888-432-7970
202-434-2558
scarman@aarp.org

AARP SERVICES AND HEARUSA ANNOUNCE NEW RELATIONSHIP TO PROVIDE UNIQUE HEARING CARE PROGRAM FOR AARP MEMBERS

MORE THAN 31 MILLION AMERICANS SUFFER FROM HEARING LOSS

WASHINGTON—Today, AARP Services and HearUSA (AMEX:EAR) one of the nation’s largest hearing care providers, announced a new relationship to supply unique hearing care solutions designed to meet the needs of AARP’s diverse 39+ million members.

According to the Better Hearing Institute, more than 31 million Americans are hearing impaired including 10 million baby boomers, yet research indicates that only 20 percent of those affected seek treatment.  A recent AARP member survey found that approximately six million AARP members reported hearing loss.

“Hearing loss is a growing, cross-generational health issue affecting people of all ages,” said John Wider, Executive Vice President, AARP Services Inc.  “This innovative relationship with HearUSA will give AARP members access to a specialized hearing wellness program that focuses on education and quality of care.”

"This relationship offers a unique opportunity to dramatically expand awareness of hearing loss in America and will offer easy and affordable access to professional solutions,” said Stephen Hansbrough, CEO and Chairman of HearUSA, Inc.”

Through the HearUSA relationship AARP members will have a choice of specialized hearing care solutions with flexible product features along with access to thousands of hearing care professionals, including audiologists and hearing instrument specialists.

The new hearing program will include unique features for AARP members including state-of-the-art technologies, an extended warranty, battery supplies, aural rehabilitation as well as on-going consultation with the patient and family, and a significant savings when compared to other hearing programs. The new program and products are scheduled to become available beginning in the fourth quarter of 2008.

“It gives me great personal satisfaction to offer all qualified providers and manufacturers the opportunity to participate in this tremendous program,” Hansbrough added.

AARP Services selected HearUSA for its demonstrated commitment to improving both the quality and the process by which hearing care is delivered.  AARP members who participate in the program will receive hearing care services from HearUSA’s large network of hearing care professionals and best in class hearing aid technology, education and follow up care.

“HearUSA’s vision to make hearing care a medical necessity reflects a cultural fit with AARP’s commitment to ensuring the health and well-being for our members,” said David Mathis, AARP Service’s new Senior Vice President of Health Products and Services.

“Hearing aids today are much smaller and more comfortable than ever before,” said Dr. Cindy Beyer, audiologist and Senior Vice President of HearUSA. “These new products can be very effective in helping people enjoy improved communications with family and friends, while meeting the high demands of a busy, active lifestyle. Thanks to advanced technology, consumers with most levels of hearing loss can maximize their hearing potential.”

In the coming months, AARP members will be able to learn more about the hearing care program and benefits through the convenience of the telephone and web.

ABOUT AARP

AARP is a nonprofit, nonpartisan membership organization that helps people 50+ have independence, choice and control in ways that are beneficial and affordable to them and society as a whole. AARP does not endorse candidates for public office or make contributions to either political campaigns or candidates. We produce AARP The Magazine, the definitive voice for 50+ Americans and the world's largest-circulation magazine with over 33 million readers; AARP Bulletin, the go-to news source for AARP’s 39+ million members and Americans 50+; AARP Segunda Juventud, the only bilingual U.S. publication dedicated exclusively to the 50+ Hispanic community; and our website, AARP.org. AARP Foundation is an affiliated charity that provides security, protection, and empowerment to older persons in need with support from thousands of volunteers, donors, and sponsors. We have staffed offices in all 50 states, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands.

ABOUT AARP SERVICES INC.

AARP Services Inc., founded in 1999, is a wholly owned subsidiary of AARP. AARP Services manages the wide range of products and services that are offered as benefits to AARP’s 39+ million members. The offers span health products, travel and leisure products, and life event services. Specific products include Medicare supplemental insurance; member discounts on rental cars, cruises, vacation packages and lodging; special offers on technology and gifts; pharmacy services; legal services; and long-term care insurance. AARP Services founded AARP Financial Incorporated, a subsidiary that manages financial products that carry the AARP name, including AARP Funds. AARP Services develops new products, manages and markets products and services, and creates and maintains sponsorship and other relationships.

ABOUT HEARUSA

HearUSA, Inc. is a Joint commission accredited healthcare organization that provides hearing care through more than 1900 affiliated providers and more than 190 company-owned hearing care centers. The provider network located in 49 states, offers a complete range of quality hearing aids with an emphasis on the latest digital technology. HearUSA company-owned centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Missouri, North Carolina, and the province of Ontario, Canada. For further information, visit the HearUSA website: www.hearusa.com.